ITEM 77 C

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

The Annual Meeting of Shareholders of Federated Total Return Series, Inc. (the "Fund") was held on March 23, 1999. On January 22, 1999, the record date for shareholders voting at the meeting, there were 24,102,378 total outstanding shares. The following items were considered by shareholders and the results of their voting were as follows:

Agenda Item 1:  To elect Directors.1

				For		Withheld Authority To Vote
Thomas G. Bigley		18,104,839	35,879
Nicholas P. Constantakis	18,138,428	2,290
John F. Cunningham		18,138,428	2,290
J. Christopher Donahue		18,138,428	2,290
Charles F. Mansfield, Jr.	18,138,428	2,290
John E. Murray, Jr.		18,138,428	2,290
John S. Walsh			18,138,428	2,290

1	The following Directors of the Fund continued their terms as Directors of the Fund:  John F. Donahue, John T. Conroy, Jr., Lawrence D. Ellis, M.D.,
Peter E. Madden, and  Majorie P. Smuts.


Agenda Item 2: To ratify the selection of Ernst & Young LLP as the Fund's independent auditors.


For		Against		Abstentions
18,110,860	215		29,642